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                                                                   EXHIBIT 99.01


                    SYMANTEC CORPORATION ANNOUNCES PRICING OF
               PRIVATE OFFERING OF CONVERTIBLE SUBORDINATED NOTES

         CUPERTINO, Calif.--(BUSINESS WIRE)--Oct. 19, 2001--Symantec Corp. (Nasdaq: SYMC - news) today announced the pricing of a private offering of $525 million of its 3% convertible subordinated notes due November 1, 2006. The offering is expected to close on October 24, 2001. The company has also granted the initial purchaser a 30-day option to acquire an additional $75 million of the notes. The company intends to use the net proceeds of the offering for general corporate purposes, including working capital, potential acquisitions, stock repurchases and investments in the company's infrastructure.

         The offering was made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933. The notes are convertible into shares of the company's common stock at a conversion price of $68.28 per share, which represents a premium of 30% over the closing bid price of the company's common stock on the Nasdaq National Market on October 18, 2001.

         The securities being offered have not been registered under the Securities Act of 1933 or any state securities laws and unless so registered may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws. This announcement is neither an offer to sell nor a solicitation to buy any of these securities.

         Note to Editors: Symantec and the Symantec logo are trademarks or registered trademarks, in the United States and certain other countries, of Symantec Corporation. Additional company and product names may be trademarks or registered trademarks of the individual companies and are respectfully acknowledged.

         FORWARD LOOKING STATEMENT: This press release contains forward-looking statements, including statements regarding anticipated activities and results, that involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: the risks that current global adverse economic conditions and reduced spending will continue or worsen; currency exchange fluctuations will adversely affect our results; the continuing integration of Symantec and AXENT will not be successful; the difficulty of developing and marketing products that compete effectively with others; new security threats and other economic, business, competitive and/or regulatory factors affecting Symantec's business generally. Actual results may differ materially from those contained in the forward-looking statements in this press release. Additional information concerning these and other risk factors is contained in the Risk Factors sections of the Company's previously filed Form 10-K for the year ended March 30, 2001 and the Form 10-Q for the quarter ended June 30, 2001.